NUMBER

CERT.9999

REIGN SAPPHIRE CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

$0.0001 PAR VALUE COMMON STOCK

SHARES

*********9,000,000**********

999999ZZ9

COMMON STOCK

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
REIGN SAPPHIRE CORPORATION

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________
AUTHORIZED SIGNATURE

CHIEF EXECUTIVE OFFICER